Exhibit 4.1

QUHUO LIMITED

Number	Class A Ordinary Shares

Incorporated under the laws of the Cayman Islands

Share capital is US$50,000 divided into

500,000,000 shares of a par value of US$0.0001 each, comprising of

(i) 300,000,000 Class A Ordinary Shares of a par value of US$0.0001 each,

(ii) 6,296,630 Class B Ordinary Shares of a par value of US$0.0001 each, and

(iii) 193,703,370 shares of a par value of US$0.0001 each of such class or classes (however designated)

THIS IS TO CERTIFY THAT	is the registered holder of

Class A Ordinary Shares in the above-named Company subject to the

Memorandum and Articles of Association thereof.

EXECUTED on behalf of the said Company on the                                                               day of                                  20         by:

DIRECTOR             ___________________________________